EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-215174) of International Seaways, Inc.,

(2) Registration Statement (Form S-3 No. 333-226946) of International Seaways, Inc.,

(3) Registration Statement (Form S-3 No. 333-227915) of International Seaways, Inc.,

of our report dated March 12, 2019, with respect to the consolidated financial statements and schedule of International Seaways, Inc. and of our report dated March 12, 2019 with respect to the effectiveness of internal control over financial reporting of International Seaways, Inc., included in this Annual Report (Form 10-K) of International Seaways, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

New York, NY
March 12, 2019

International Seaways, Inc.